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Exhibit 10.1

AMENDMENT 1 TO
ALLIANT TECHSYSTEMS INC. MANAGEMENT COMPENSATION PLAN

    The Alliant Techsystems Inc. Management Compensation Plan (effective October 1, 1990) (the "Plan") is hereby amended as follows, effective May 16, 2000:

    (1) Section 5.12 is amended to delete references to Section 16(b) Participants so that Section 5.12, as so amended, reads in its entirety as follows:

      "Except as provided below and in Section 6.1, payment of each Incentive Award shall be made in a lump sum either in cash or, if the Committee so specifies, in cash and/or Stock (as defined in Section 6.2(a)) valued at Fair Market Value (as defined in Section 5.13) as of the day before the date the amount of the Incentive Award is approved by the Committee, in the proportion specified by the Committee as to any Participant or group of Participants.

      The Committee may, in its discretion, with respect to all or any part of the cash portion of any Incentive Award ("Cash Award"), permit such Participants or group of Participants as it may designate ("Electing Participants") to elect, in lieu of receiving payment of the Cash Award in cash, to use the Cash Award to acquire Stock on the date such Cash Award would otherwise be payable, at a price specified by the Committee, which price shall be no less than 85 percent of Fair Market Value as of the day before the date the amount of the Incentive Award is approved by the Committee ("Stock Election"). The Committee shall designate an election period ("Election Period") during which Electing Participants may make and file with the Committee irrevocable, written Stock Elections.

      An aggregate of 250,000 shares of Stock is hereby made available and is reserved for delivery under the Plan pursuant to this Section 5.12. Subject to the foregoing limit, shares of Stock held in treasury shares by the Company may be used for or in connection with the Plan."

    Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

    Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment No. 1.

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AMENDMENT 1 TO ALLIANT TECHSYSTEMS INC. MANAGEMENT COMPENSATION PLAN